Exhibit 15.4

Suite V1601-04, Pacific Place 83B Ly Thuong Kiet Street, Hoan Kiem District Hanoi, Vietnam	Tel + 84 24 3934 5410 Fax + 84 24 3934 5412

Suite 1102 The Metropolitan 235 Dong Khoi Street, District 1 Ho Chi Minh City, Vietnam	Tel + 84 28 3822 3155 Fax + 84 28 3823 6902

Suite 3706 Ocean Financial Centre 10 Collyer Quay Singapore 049315	Tel + 65 6808 6322 Fax + 65 6808 6321 www.ykvn-law.com

April 28, 2022

Grab Holdings Limited

3 Media Close, #01-03/06

Singapore 138498

Dear Sirs or Madam,

Re: Grab Holdings Limited (the “Company”)

We, YKVN LLC, consent to the reference to our firm under the captions of “Item 3.D — Risk Factors — Risks Relating to Our Corporate Structure and Doing Business in Southeast Asia” in the Company’s annual report on Form 20-F for the year ended December 31, 2021 (the “Annual Report”), and further consent to the incorporation by reference of the Annual Report (including both such reference to our firm and this consent) into the Registration Statement (Form S-8 No. 333-262658) pertaining to the Company’s Amended and Restated 2021 Equity Incentive Plan and 2021 Equity Stock Purchase Plan. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ YKVN LLC

YKVN LLC